                                                                       EXHIBIT 2
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CREO DISSIDENTS SUPPORT ACQUISITION OF CREO BY EASTMAN KODAK AND WITHDRAWS PROXY
SOLICITATION

TORONTO, Ontario and GREENWICH, CT - January 31, 2005 - Goodwood Inc. and Burton
Capital  Management,  LLC announce today that,  based on  information  currently available,  they support the acquisition of Creo Inc.  ("Creo") by Eastman Kodak
Company ("Kodak") that was announced by both companies earlier today.

"We are delighted  that a world-class  company such as Kodak has  recognized the value we believe is inherent in Creo's business" commented Mr. Robert G. Burton,
Sr.,  Chairman  & CEO of Burton  Capital  Management,  LLC.  "We  would  like to congratulate  the Creo Board for entering into a transaction that provides value for all Creo shareholders on a timely basis." MR. BURTON CONCLUDED, "OUR CURRENT
PROXY INITIATIVE HAS BEEN AIMED AT ENHANCING  SHAREHOLDER  VALUE, AND WE BELIEVE
THAT THIS  TRANSACTION  SHOULD  FURTHER  THAT  OBJECTIVE  FOR THE BENEFIT OF ALL
SHAREHOLDERS.  BASED ON THIS NEW DEVELOPMENT,  THE DISSIDENTS HAVE CHOSEN NOT TO
PURSUE ITS PENDING PROXY  SOLICITATION IN CONNECTION WITH CREO'S UPCOMING ANNUAL
AND SPECIAL MEETING."

Goodwood  Inc.  and  Burton  Capital  Management,  LLC may,  subject  to  market conditions,  make  additional  investments in or  dispositions  of securities of
Creo,  through open market  transactions  or privately  negotiated  purchases or sales.

ABOUT GOODWOOD INC.

Founded in 1996,  Goodwood Inc.  manages  primarily  Canadian equity  long/short portfolios  for  institutional  and high net worth  clients  utilizing an active
bottom-up,    value   oriented   and   event   driven   approach.   Please   see
WWW.GOODWOODFUNDS.COM.

ABOUT BURTON CAPITAL MANAGEMENT, LLC

Burton  Capital  Management,  LLC was formed in January 2004 to invest in middle market  manufacturing  companies  that  provide  an  opportunity  for  increased shareholder value through intense management and operational changes and organic and acquisitive growth. For further information, see WWW.BURTONMG.COM.

FOR FURTHER INFORMATION, CONTACT:

Robert G. Burton, Jr.                                 Peter H. Puccetti
Burton Capital Management, LLC                        Goodwood Inc.
(203) 302-3707                                        (416) 203-2722